Exhibit 99.35

Sangui BioTech International, Inc.
1393 North Bennett Circle
Farmington, Utah 84025

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

Authorization of Sangui's Hemospray to start in Turkey

Witten, Germany, March 16, 2006 - SanguiBioTech GmbH, Witten, Germany, has signed a sales and supply contract with Koneks Kaufheld Consulting, Istanbul, Turkey. In cooperation with local partners Koneks will carry out the authorization of Sangui's Hemospray wound spray in the Turkish markets. Hemospray is a hemoglobin based wound spray aiming at highly efficient treatment and sustainable healing of chronic wounds. Accomplishment of the authorization process is expected for 2007. All related costs will be borne by Koneks and its partners. Preliminary medical test treatments showed positive results. The agreement includes the option to extend the cooperation to other countries as far as the pertinent rights have not been granted by Sangui to other companies. Sangui is currently preparing production and delivery of the quantitites needed for the authorization process. The agreement expires after ten years with an option to further extend it. The Turkish partners are also interested in a sales cooperation concerning Sangui Chitoskin wound pads and Sangui cosmetics. The parties agreed to discuss details in this respect in the near future.

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc. (www.pinksheets.com: SGBI).

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information.  These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward-looking information is based on various factors and is derived using numerous assumptions.  Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.

Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.